ARTHUR ANDERSEN LLP



             REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON COMPLIANCE
                    WITH MINIMUM SERVICING STANDARDS (USAP)



To the Board of Directors of
Knutson Mortgage Corporation:



We have examined management's assertion about Knutson Mortgage Corporation's (the Company) compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS (USAP) as of and for the year ended September 30, 1996 included in the accompanying management assertion. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that the Company complied with the aforementioned minimum servicing standards as of and for the year ended September 30, 1996 is fairly stated, in all material respects.

                                                      /s/Arthur Andersen LLP



Minneapolis, Minnesota,
   December 23, 1996



                          KNUTSON MORTGAGE CORPORATION
                 Schedule of USAP Findings and Questioned Costs
                               September 30, 1996


1.   Finding:
     Reconciling  items are not being resolved within 90 days of  identification

     - Account 16003
     - Account 10099

     MANAGEMENT RESPONSE

     It is the Company's policy to adhere to all USAP requirements in the reconciling process. The specific reconciling items found to be in noncompliance were to be resolved by September 15, 1996. To comply with this requirement going forward, the Company has implemented new procedures for resolving reconciling items. Monthly meetings are held to discuss any items still outstanding in their reviews for items they fail to resolve within 90 days. Internal audit will continue to monitor for compliance with USAP requirements through the course of our regularly scheduled audits.